Term sheet No. 924R To product supplement R dated September 30, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated July 16, 2010; Rule 433
Deutsche Bank AG, London Branch
$           Three-Year Market Contribution Securities Linked to the Deutsche Bank Allocator Total Return Index (Non-Principal Protected) due August 23*, 2013
General
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The securities are designed for investors who seek a return linked to the performance of the Deutsche Bank Allocator Total Return Index (the “Index”). Investors should be willing to forgo any coupon payments and, if the Index level does not increase by 3.00% or more over the term of the securities, be willing to lose some or all of their initial investment. Any payment at maturity or upon early redemption is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due August 23*, 2013.
•	Minimum denominations of $10,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities are expected to price on or about August 20*, 2010 and are expected to settle three business days later on or about August 25*, 2010.
•	After the Trade Date but prior to the Settlement Date we may accept additional orders for the securities and increase the aggregate Face Amount.

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Index:	The Deutsche Bank Allocator Total Return Index (Ticker: DBLCABTR <Index>)
Redemption Amount:	A cash payment, determined on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, that provides you with a return per $10,000 security Face Amount, calculated as follows:
$10,000  +  $10,000  x  (Index Return  –  Adjustment Factor)

Your investment will be fully exposed to any decline in the Index. If the Final Level on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, is less than the Initial Level, you will lose 1% of the Face Amount of your securities for every 1% that the Final Level is less than the Initial Level. In addition, the Adjustment Factor will lower your return by approximately 1.00% per annum, regardless of whether the Index level increases or decreases. In no event will the Redemption Amount or Early Redemption Amount be less than zero.

You will lose some or all of your investment at maturity or upon early redemption if the Index level does not increase in a manner sufficient to offset the effect of the Adjustment Factor. Any payment at maturity or upon early redemption is subject to the credit of the Issuer.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:
Final Level	– 1
Initial Level
Adjustment Factor:	(0.01 x (Days/365)) where “Days” equals the number of calendar days from the Trade Date to, but excluding, the Final Valuation Date or the Early Redemption Valuation Date, as applicable
Payment at Maturity:	If you hold your securities to maturity, you will receive the Redemption Amount calculated using the Final Level and Adjustment Factor applicable on the Final Valuation Date.
Early Redemption Amount:
You will have the right to cause us to redeem your securities upon fourteen (14) calendar days notice, on September 6, 2011 and August 23, 2012 (each an “Early Redemption Date”). If an Early Redemption Date is not an Index business day, we shall redeem your securities on the first succeeding Index business day, subject to postponement in the event of a Market Disruption Event.†
The Early Redemption Amount payable on any Early Redemption Date will be calculated using the Final Level and Adjustment Factor applicable on the relevant Early Redemption Valuation Date. See “Early Redemption” below.

Initial Level:	The Index closing level on the Trade Date, subject to adjustment in the event of a Market Disruption Event†
Final Level:	The Index closing level on the Final Valuation Date, subject to adjustment in the event of a Market Disruption Event†
Trade Date:	August 20*, 2010
Settlement Date:	August 25*, 2010
Early Redemption Valuation Date:
The Early Redemption Valuation Date for an early redemption will be the third Index business day prior to September 6, 2011 or August 23, 2012, as applicable, subject to postponement in the event of a Market Disruption Event.†

Final Valuation Date:	August 20*, 2013, subject to postponement if such day is not a trading day or in the event of a Market Disruption Event† or acceleration in the event of a Commodity Hedging Disruption Event†
Maturity Date:	August 23*, 2013, subject to postponement if such day is not a trading day or in the event of a Market Disruption Event† or acceleration in the event of a Commodity Hedging Disruption Event†
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	2515A0 5S 8
ISIN:	US2515A05S80
*
Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and the Maturity Date will be changed so that the stated term of the securities remains the same.

†	As described under “Description of Securities – Adjustments to Index Valuation Dates and Payment Dates” in the accompanying product supplement.
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Discounts and Commissions(1)	Min. Proceeds to Us
Per Security	$10,000.00	$100.00	$9,900.00
Total	$	$	$
(1)
The securities will be sold with an up-front commission or fee of $100.00 per $10,000 security Face Amount. In addition, we expect to pay a portion of the Adjustment Factor as a commission to brokerage firms, which may include Deutsche Bank Securities Inc., and their affiliates, whose clients purchase securities in this offering and who continue to hold their securities. For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

July 16, 2010

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with product supplement R dated September  30, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement R dated September 30, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509201138/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Redemption Amount on the Securities Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical Redemption Amount per $10,000 security Face Amount, for a hypothetical range of performance for the Index from -100% to +100%. The hypothetical Redemption Amounts set forth below assume an Initial Level of 560.00 and a period of 1,096 calendar days from the Trade Date to the Final Valuation Date and that the holder of the securities does not exercise the early redemption right. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual Redemption Amounts applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Index Level	Percent Change in Index	Adjustment Factor	Redemption Amount	Return on Securities
1,120.00	100.00%	3.00%	$19,699.73	97.00%
1,064.00	90.00%	3.00%	$18,699.73	87.00%
1,008.00	80.00%	3.00%	$17,699.73	77.00%
952.00	70.00%	3.00%	$16,699.73	67.00%
896.00	60.00%	3.00%	$15,699.73	57.00%
840.00	50.00%	3.00%	$14,699.73	47.00%
784.00	40.00%	3.00%	$13,699.73	37.00%
728.00	30.00%	3.00%	$12,699.73	27.00%
672.00	20.00%	3.00%	$11,699.73	17.00%
616.00	10.00%	3.00%	$10,699.73	7.00%
560.00	0.00%	3.00%	$9,699.73	-3.00%
504.00	-10.00%	3.00%	$8,699.73	-13.00%
448.00	-20.00%	3.00%	$7,699.73	-23.00%
392.00	-30.00%	3.00%	$6,699.73	-33.00%
336.00	-40.00%	3.00%	$5,699.73	-43.00%
280.00	-50.00%	3.00%	$4,699.73	-53.00%
224.00	-60.00%	3.00%	$3,699.73	-63.00%
168.00	-70.00%	3.00%	$2,699.73	-73.00%
112.00	-80.00%	3.00%	$1,699.73	-83.00%
56.00	-90.00%	3.00%	$699.73	-93.00%
0.00	-100.00%	3.00%	$0.00	-100.00%
Hypothetical Examples of Redemption Amounts

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Level of 560.00 to a Final Level of 840.00. Assuming a period of 1,096 calendar days from the Trade Date to the Final Valuation Date and no early redemption, the holder receives a Redemption Amount of $14,699.73 per $10,000 security Face Amount, calculated as follows:

$10,000 + $10,000 x ((840.00 / 560.00 - 1) - (0.01 x (1,096/365))) = $14,699.73

Example 2: The Initial Level and the Final Level of the Index are both 560.00 such that the Index Return is 0%. If the Index Return is 0%, the investor will receive a Redemption Amount that is less than $10,000 per $10,000 security Face Amount. Assuming a period of 1,096 calendar days from the Trade Date to the Final Valuation Date and no early redemption, the holder receives a Redemption Amount of $9,699.73 per $10,000 security Face Amount, calculated as follows:

$10,000 + $10,000 x ((560.00 / 560.00 - 1) - (0.01 x (1,096/365))) = $9,699.73

Example 3: The level of the Index decreases from the Initial Level of 560.00 to a Final Level of 392.00. Assuming a period of 1,096 calendar days from the Trade Date to the Final Valuation Date and no early redemption, the holder receives a Redemption Amount of $6,699.73 per $10,000 security Face Amount, calculated as follows:

$10,000 + $10,000 x ((392.00 / 560.00 - 1) - (0.01 x (1,096/365))) = $6,699.73

Selected Purchase Considerations

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THE ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY OR UPON EARLY REDEMPTION — The payment at maturity or upon early redemption will be reduced by approximately 1.00% for each year the securities remain outstanding. Because the Adjustment Factor is applied to the value of the Index Return on the Final Valuation Date or an Early Redemption Valuation Date, as applicable, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level on the Final Valuation Date or on an Early Redemption Valuation Date, as applicable, is greater than the Initial Level. Because the securities are our senior unsecured obligations, payment of any amount at maturity or upon an early redemption is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK ALLOCATOR TOTAL RETURN INDEX – The return on the securities is linked to the Deutsche Bank Allocator Index (the “Index”). The Index is intended to reflect the effect of a dynamic allocation strategy in respect of the Deutsche Bank Mean Reversion Enhanced Excess Return After Cost (ERAC) Index (the “Base Beta Index”) and the Deutsche Bank Commodity Harvest USD Excess Return After Cost (ERAC) Index (the “Base Alpha Index,” and together with the Base Beta Index, the “Base Indices” and each, a “Base Index”). The allocation of exposure of the Index to the Base Indices, which is reset monthly, is based on a momentum algorithm which aims to offer upside exposure to commodities while limiting potential downside exposure.

For more information about the Index, see “The Deutsche Bank Allocator Total Return Index.”

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES — If a Commodity Hedging Disruption Event (as defined under “Description of Securities – Commodity Hedging Disruption Events for Commodity Based Index” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities. The amount due and payable per $10,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration.

Please see the risk factor entitled “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Result in a Commodity Hedging Disruption Event and a Loss on Your Investment” for more information.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange (including upon early redemption). Your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index, the Base Indices or any of the components of the Base Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your initial investment. The return on the securities at maturity or upon an early redemption is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be fully exposed to any decline in the Final Level, determined on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, as compared to the Initial Level. Accordingly, you could lose up to your entire investment in the securities. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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THE INCLUSION OF AN ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY OR UPON EARLY REDEMPTION – The payment at maturity or upon early redemption will be reduced by approximately 1.00% for each year the securities remain outstanding. Since the Adjustment Factor is applied to the closing value of the Index on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level on the Final Valuation Date or on the Early Redemption Valuation Date, as applicable, is greater than the Initial Level. The securities have a term from the Trade Date to the Final Valuation Date of approximately three years, so the return at maturity will be reduced by approximately 3.00% compared to the return if the Adjustment Factor had not been applied. Consequently, at maturity, you will receive less than your original investment unless the Final Level, determined on the Final Valuation Date, is approximately 3.00% or more greater than the Initial Level.

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THE VALUE OF THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS – The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the payment at maturity or upon early redemption owed to you under the terms of the securities.

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THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE – The yield to the Maturity Date on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. At maturity, you will receive a positive return on your investment only if the Final Level on the Final Valuation Date exceeds the Initial Level by approximately 3.00% or more. If you choose to exercise your early redemption right, you will receive a positive return on your investment only if the Final Level on the Early Redemption Valuation Date exceeds the Initial Level by an amount sufficient to entirely offset the effect of the Adjustment Factor. If the Final Level on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, is equal to the Initial Level, you will receive a negative return on your investment due to the Adjustment Factor. Even if the applicable Final Level is greater than the Initial Level by an amount sufficient to entirely offset the Adjustment Factor, the yield to the Maturity Date may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES – We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions, such as over-the-counter options or futures. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and have a potentially negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the Redemption Amount described in this term sheet is based on the full Face Amount of your securities, the original Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that Deutsche Bank AG or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. As a result, the price, if any, at which Deutsche Bank AG or its affiliates, will be willing to purchase securities from you in secondary market transactions will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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THE DEUTSCHE BANK ALLOCATOR TOTAL RETURN INDEX HAS VERY LIMITED PERFORMANCE HISTORY – Publication of the Index began on June 24, 2010. Therefore, the Index has very limited performance history, and no actual investment which allowed a tracking of the performance of the Index was possible before that date.

•	NO COUPON PAYMENTS – As a holder of the securities, you will not receive coupon payments.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN A COMMODITY HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT – The commodity futures contracts that comprise the Base Indices are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities. The Commodity Futures Trading Commission (the “CFTC”) has recently announced that it is considering imposing position limits on certain commodities (such as energy commodities) and the manner in which current exemptions for bona fide hedging transactions or positions are implemented. Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on your securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “Description of Securities – Commodity Hedging Disruption Events for Commodity Based Index” in the accompanying product supplement.

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THE INDEX IS SUBJECT TO STRATEGY RISK — The exposure of the Index to the Base Indices is based on a momentum algorithm which aims to offer upside exposure to commodities while limiting potential downside exposure. The exposure of the Index to the Base Indices is calculated using a sample set of historical returns for the Base Beta Index for periods ranging between 1 and 12 months. The Index’s momentum algorithm strategy may not be successful, and the level of the Index may decrease. In addition, the calculation of the level of exposure of the Index to the Base Alpha Index includes a three-times leveraged component, which will result in increased exposure of the Index to any negative Base Alpha Index performance.

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THE ALLOCATION FEATURE OF THE INDEX MAY REDUCE YOUR EXPOSURE TO INCREASES IN THE BASE INDICES — The Index adjusts the level of its investment in the Base Indices on a monthly basis. The level of participation by the Index in each Base Index in any given month will depend on a set of sample returns for the Base Beta Index over time periods ranging from 1 to 12 months and may be less than, equal to or greater than 100%. For this reason, your participation in any increases in the levels of the Base Indices may be less than 100%, and your exposure to any decreases in the levels of the Base Indices may be greater than 100%. The Index’s maximum level of exposure to the Base Beta Index is 100% and the Index’s maximum level of exposure to the Base Alpha Index is 300%.

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THE BASE INDICES CONTAIN EMBEDDED FEES — The Base Beta Index contains an embedded fee of 1.10% per annum. The Base Alpha Index contains an embedded fee of 0.60% per annum. These embedded fees will reduce the level of the Index and, as a result, the potential return on the Securities. The calculation of the level of exposure of the Index to the Base Alpha Index includes a three-times leveraged component, as described under “The Deutsche Bank Allocator Total Return Index” in this term sheet. The effect of the Base Alpha Index’s embedded fee will be magnified if the Index’s exposure to the Base Alpha Index is greater than 100%.

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THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE BASE BETA INDEX WILL ADVERSELY AFFECT THE LEVEL OF THE INDEX – As the futures contracts that underlie the Base Beta Index near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in December 2010 may specify a January 2011 expiration. As that contract nears expiration, it may be replaced by selling the January 2011 contract and purchasing the contract expiring in March 2011. This process is referred to as “rolling.” Historically, the prices of some futures contracts have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the January 2011 contract would take place at a price that is higher than the price at which the March 2011 contract is purchased, thereby creating a gain in connection with rolling. While certain futures contracts included in the Base Beta Index have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in the markets for these futures contracts will adversely affect the level of the Base Beta Index and, accordingly, decrease the value of your securities. Conversely, some futures contracts included in the Base Beta Index have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in the markets for these futures contracts will adversely affect the level of the Base Beta Index and, accordingly, decrease the value of your securities.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your securities.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

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NO RIGHTS IN EXCHANGE-TRADED FUTURES CONTRACTS ON THE CONSTITUENTS OF THE BASE INDICES– As an owner of the securities, you will not have any rights that holders of exchange-traded futures contracts on the commodities included in the Base Indices may have.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT FOR THE SECURITIES, THE SPONSOR OF THE INDEX AND THE CALCULATION AGENT FOR THE INDEX ARE THE SAME LEGAL ENTITY – Deutsche Bank AG, London Branch is the Issuer of the securities, the calculation agent for the securities, the sponsor of the Index (the “Sponsor”) and the calculation agent for the Index. We, as calculation agent for the securities, will determine whether there has been a Market Disruption Event with respect to the Index, or a Commodity Hedging Disruption Event with respect to the securities. In such event, we may use an alternate method to calculate the Index closing level, including the Initial Level and the Final Level, and the payment due on the securities. As the Sponsor, we carry out calculations necessary to promulgate the Index, and we maintain some discretion as to how such calculations are made. In particular, the Sponsor has discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the Index is unavailable at the time such determination is scheduled to take place, and the Sponsor has even more discretion in the case of a Force Majeure Event relating to the Index. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities and the Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the Index. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities,

Sponsor of the Index and the calculation agent for the Index may affect the payment at maturity or upon early redemption, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the constituents of the Base Indices (or various contracts or products related to the constituents of the Base Indices) or related indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the value of the Index and, therefore, the value of the securities or the potential payout on the securities.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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HOLDINGS OF THE SECURITIES BY OUR AFFILIATES AND FUTURE SALES MAY AFFECT THE PRICE OF THE SECURITIES – Certain of our affiliates may purchase some of the securities for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the securities offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the securities held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the securities may fall. The negative effect of such sales on the prices of the securities could be more pronounced if secondary trading in the securities is limited or illiquid.

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LEGAL AND REGULATORY CHANGES COULD IMPAIR THE VALUES OF THE CONSTITUENTS OF THE BASE INDICES – Legal and regulatory changes could adversely affect commodity prices. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to commodities, but any such action could cause unexpected volatility and instability in commodity markets, with a substantial and adverse effect on the performance of the Index and, consequently, the value of the securities.

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THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS – The value of the securities will be affected by the level of the Index, the supply of and demand for the securities and other factors, many of which are independent of our financial condition and results of operations, including:

• the levels of the Base Indices;
• trends of supply and demand for the constituents of the Base Indices;
• geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the constituents of the Base Indices or commodities markets generally;
• the interest rates then prevailing in the market;
• the time remaining to maturity of the securities;
• the volatility of, and correlation among, the prices of the constituents of the Base Indices;
• the expected volatility of the Index; and
• our creditworthiness, including actual or anticipated downgrades in our credit ratings

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THE CORRELATION AMONG THE CONSTITUENTS OF THE BASE INDICES OR AMONG THE BASE INDICES COULD CHANGE UNPREDICTABLY – With regard to the constituents of the Base Indices, correlation is the extent to which the values of the constituents of the Base Indices increase or decrease to the same degree at the same time. With regard to the Base Indices, correlation is the extent to which the values of the Base Indices increase or decrease to the same degree at the same time. If the correlation among the constituents of the Base Indices or between Base Indices changes, the value of the securities may be adversely affected.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY – Market prices of the constituents of the Base Indices may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Base Indices and the value of your securities in varying ways, and different factors may cause the values of the constituents of the Base Indices and the volatility of their prices to move in inconsistent directions at inconsistent rates.

•	THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS – Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Commodity prices are often heavily affected by weather, crop yields, natural disasters and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to the individual underlying commodities.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS – The official cash offer prices of certain commodities are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on The London Metal Exchange, which we refer to as the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of certain commodities and, consequently, the payment to you at maturity, could be adversely affected.

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THE COMMODITY PRICES REFLECTED IN THE BASE INDICES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS – The constituents of the Base Indices may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability is likely to adversely impact the level of the Base Indices and, potentially, the return on your investment.

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IF THE LIQUIDITY OF THE CONSTITUENTS OF THE BASE INDICES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED, AND THIS COULD RESULT IN POTENTIAL CONFLICTS OF INTEREST – Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the levels of the Base Indices and, therefore, on the return on your securities. Limited liquidity relating to the constituents of the Base Indices may also result in the Sponsor being unable to determine the level of the Index using its normal means. The resulting discretion by the Sponsor in determining the Final Level could, in turn, result in potential conflicts of interest.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Deutsche Bank Allocator Total Return Index

The Deutsche Bank Allocator Total Return Index (the “Index”) is intended to reflect the effect of a dynamic allocation strategy in respect of the Deutsche Bank Mean Reversion Enhanced Excess Return After Cost (ERAC) Index (the “Base Beta Index”) and the Deutsche Bank Commodity Harvest USD Excess Return After Cost (ERAC) Index (the “Base Alpha Index,” and together with the Base Beta Index, the “Base Indices” and each, a “Base Index”). For more information about the Base Indices, see “The Base Indices” below. The sponsor of the Index is Deutsche Bank AG, London Branch (the “Index Sponsor”).

A closing level for the Deutsche Bank Allocator Index will be calculated by the Index Sponsor on an “excess return” (ER) basis and a “total return” (TR) basis. The ER Index was first published on October 24, 2009 and the TR Index was first published on June 24, 2010. The ER Index is published by the Index Sponsor on Bloomberg Screen “DBLCABER <Index>” and the TR Index on Bloomberg Screen “DBLCABTR <Index>”.

The allocation of exposure of the Index to the Base Indices, which is reset monthly, is based on a momentum algorithm which aims to offer upside exposure to commodities while limiting potential downside exposure. A set of 12 historical monthly returns for the Base Beta Index is calculated, ranging from 1 to 12 months. The weight assigned to the Base Beta Index at each monthly resetting is based on the average of the number of monthly returns that are positive. The weight assigned to the Base Alpha Index at each monthly resetting is equal to: 3 x (1 – the weight assigned to the Base Beta Index).

By taking sample returns for the Base Beta Index over various time periods, both short and longer term trends are observed. Following a sufficiently strong and/or consistently positive performance of the Base Beta Index, the exposure to the Base Beta Index may be 100%. Conversely, following periods of negative performance, exposure to the Base Beta Index will be reduced. In case of an extended and/or severe sell-off, the exposure to the Base Beta Index may be set to 0%.

The table below shows the exposure of each Base Index within the Index as of July 13, 2010:

Base Index	Bloomberg Ticker	Current Exposure in Index
DB MR Enhanced ERAC (Base Beta Index)	DBLCMREN Index	33.33%
DB Commodity Harvest USD ERAC (Base Alpha Index)	DBLCHNUE Index	200.00%

Index Calculation

DB Allocator Excess Return (ER) Index Calculation

The Index is calculated on valid “Index Business Days,” meaning days (other than Saturdays or Sundays) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City. The following calculation describes the Excess Return Index.

The index return is equal to the change in the Base Beta Index multiplied by its holding (calculated based on the current weighting of the Base Index and the respective levels of the Index and Base Index as set forth below) plus the change in the Base Alpha Index multiplied by its holding.
where
ILA(t)          = Allocator ER Index closing level on Index Business Day t
ILm(t)          = Base Beta Index closing level on Index Business Day t
Um(t)          = Holding of the Base Beta Index on Index Business Day t
ILh(t)           = Base Alpha Index closing level on Index Business Day t
Uh(t)           = Holding of Base Alpha Index on Index Business Day t

The weight of the Base Beta Index is defined by the momentum signals (see below). The index is re-weighted at the close of the last Index Business Day of each month. Based on the weightings, the new holding is calculated at the close of the last Index Business Day of each month, as follows:

Where Wm(t) equals the exposure of the Base Beta Index within the Index on Index Business Day t.
For all other days, the holding remains constant.
Holding of the Base Alpha Index is determined as follows, at the close of the last Index Business Day of each month:
For all other days the holding remains constant.

Weight Strategy

At the close of the third to last Index Business Day of each month, a set of 12 Base Beta Index returns is calculated for periods covering 1 to 12 month samples.
where
R(xM) = x Monthly Return
ILs(t) = Base Beta Index closing level on Index Business Day t
ILs(t-xM) = Base Beta Index closing level on the third last Index Business Day of the calendar month which is x months ago

If the return R(xM) is positive, a weight of 100% is assigned to PW(x). If the return R(xM) is negative, a weight of 0% is assigned to PW(x). The final Base Beta Index weight is based on an average of these weights.

DB Allocator Total Return (TR) Index Calculation

The total return index level is expressed as
where:
ILAtr(t)      =           Allocator TR Index closing level on Index Business Day t
Rt(t)           =           TBill Accrual Factor on Index Business Day t
d(t,t-1)       =           Number of calendar days between Index Business Day t and Index Business Day t-1 (excluding day t-1 but including day t)
y(t-1)         =           Closing three-month Treasury Bill rate appearing on Reuters Page US3MT = RR (or such page or service as may replace Reuters Page US3MT = RR for the purposes of displaying three-month Treasury Bill rates) on Index Business Day t-1, or if such rate is not published on day t-1, the closing three-month Treasury Bill rate last published prior to Index Business Day t-1

Corrections to ER Calculation Values

In calculating the Closing Levels, the Index Sponsor will have regard to subsequent corrections to any ER Calculation Values published by the relevant Base Index Sponsor in respect of the relevant Base Index prior to the Index Valuation Time on the fourth Valid Date for the relevant Base Index immediately following the Index Business Day to which the relevant Closing Level relates but not thereafter.

Base Index Adjustment Event

If a Base Index Disruption Event occurs in relation to a Base Index on any Scheduled Publication Day, the Index Sponsor may, in its sole and absolute discretion, either: (i) calculate the relevant Closing Level by reference to the ER Calculation Value of the relevant Base Index on the immediately preceding Valid Date for a period of up to ten successive Scheduled

Publication Days; or (ii) select a Successor Base Index in respect of such Base Index; or (iii) calculate the relevant Closing Level using, in lieu of a published ER Calculation Value for that Base Index, the level for that Base Index calculated on an "excess return" basis as at the Index Valuation Time on the relevant Index Business Day as determined by the Index Sponsor in accordance with the formula for and method of calculating that Base Index last in effect prior to the failure but only using those contracts or commodities that comprised that Base Index prior to that Base Index Adjustment Event; or (iv) permanently cancel the DB Allocator Index and the publication of Closing Levels relating to the DB Allocator Index.

In the case of (i) above, if a Base Index Disruption Event in relation to the relevant Base Index continues for the period of ten successive Scheduled Publication Days as referred to therein, on the expiry of such period the provisions of (iii) or (iv) above shall apply, as selected by the Index Sponsor in its sole and absolute discretion.

If:

(1) a Base Index Disruption Event has occurred in relation to the Base Beta Index; and

(2) the Index Sponsor has calculated the relevant Closing Level by reference to the ER Calculation Value of the Base Beta Index on the immediately preceding Valid Date, then, on the day on which such Base Index Disruption Event ceases to exist (or, if such a day is not an Index Business Day, on the immediately succeeding Index Business Day) (such day, the “Base Index Disruption Event End Date”), the Index Sponsor shall:

(a) where the relevant Base Index Disruption Event occurred on an Index Business Day that is a Rebalancing Date (a “Disruption Affected Rebalancing Date”), determine
(i) the ER Closing Level; and

(ii) the ER Calculation Value Amount in respect of each Base Index, in each case, in respect of the relevant Base Index Disruption Event End Date as if the ER Calculation Value in respect of the Base Beta Index on the Disruption Affected Rebalancing Date had been determined by reference to the Closing Level for the Base Beta Index on the Base Index Disruption Event End Date; and

(b) irrespective of whether the Base Index Disruption Event occurred on a date that is a Rebalancing Date, determine the TR Closing Level in respect of the Base Index Disruption Event End Date as if:

(i) the ER Calculation Value in respect of the Base Beta Index on each Index Business Day during which the relevant Base Index Disruption Event had continued to exist had been determined by reference to the ER Calculation Value in respect of the Base Beta Index on the Base Index Disruption Event End Date and, for the avoidance of doubt, the ER Closing Level on such day or days had been determined accordingly; and

(ii) the Preceding Day ER Closing Level on each Index Business Day during which the relevant Base Index Disruption Event had continued to exist was the ER Closing Level on the Index Business Day immediately preceding the first Affected Business Day on which the relevant Base Index Disruption Event occurred.

If a Base Index Cancellation or Base Index Modification occurs in relation to a Base Index, the Index Sponsor will on the day on which such Base Index Modification or Base Index Cancellation occurs (or, if such day is not an Index Business Day, on the immediately succeeding Index Business Day), in its discretion, either:

(a) select a Successor Base Index in respect of such Base Index; or

(b) calculate the relevant Closing Level using, in lieu of a published ER Calculation Value for that Base Index, the level for that Base Index calculated on a "excess return" basis as at the Index Valuation Time on the relevant Index Business Day as determined by the Index Sponsor in accordance with the formula for and method of calculating that Base Index last in effect prior to the change or cancellation but only using those contracts or commodities that comprised that Base Index prior to that Base Index Adjustment Event; or

(c) permanently cancel the Index and the publication of Closing Levels relating to the Index.

"Base Index Adjustment Event" means, in respect of a Base Index, a Base Index Disruption Event, a Base Index Cancellation or a Base Index Modification.

"Base Index Cancellation" means, in respect of a Base Index, on or prior to an Index Business Day the relevant Base Index Sponsor permanently cancels the Base Index and no Successor Base Index exists.

"Base Index Disruption Event" means, in respect of a Base Index, on a Scheduled Publication Day the relevant Base Index Sponsor fails to calculate and announce an ER Calculation Value.

"Base Index Sponsor" means, in respect of a Base Index, the corporation or other entity that (a) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to such Base Index and (b) announces (directly or through an agent) the ER Calculation Value of the relevant Base Index.

"Base Index Modification" means, in respect of a Base Index, on or prior to an Index Business Day the relevant Base Index Sponsor makes or announces that it will make a material change in the formula for or the method of calculating a relevant Base Index or in any other way materially modifies that Base Index (other than a modification prescribed in that formula or method to maintain that Base Index in the event of changes in the constituent contracts or commodities and other routine events).

“Successor Base Index” means, in respect of a Base Index, if a Base Index is (A) not calculated and announced by the relevant Base Index Sponsor but is calculated and announced by a successor sponsor acceptable to the Index Sponsor, or (B) replaced by a successor index using, in the determination of the Index Sponsor, the same or a substantially similar formula for and method of calculation as used in the calculation of that Base Index then, in each case that index will be deemed to be the relevant Base Index.

Force Majeure Event

If a Force Majeure Event occurs on an Index Business Day, the Index Sponsor may in its discretion:

(i) make such determinations and/or adjustments to the terms of the Index as it considers appropriate to determine any Closing Level on any such Index Business Day; and/or
(ii) defer publication of the information relating to the Index until the next Index Business Day on which it determines that no Force Majeure Event exists; and/or
(iii) permanently cancel publication of the information relating to the Index.

“Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and the Index Sponsor determines affects the Index, a Base Index or any Index Commodity.

Change in the Methodology of the Index

The Index Sponsor will, subject as provided below, employ the methodology described above and its application of such methodology shall be conclusive and binding. While the Index Sponsor currently employs the above described methodology to calculate the Index, no assurance can be given that fiscal, market, regulatory, judicial or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any Base Index) will not arise that would, in the view of the Index Sponsor, necessitate a modification of or change to such methodology and in such circumstances the Index Sponsor may make any such modification or change as it determines appropriate. The Index Sponsor may also make modifications to the terms of the Index in any manner that it may deem necessary or desirable, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision contained under the heading “The Deutsche Bank Allocator Total Return Index.”

The Base Indices

The Deutsche Bank Mean Reversion Enhanced ERAC Index

The Deutsche Bank Mean Reversion Enhanced ERAC (enhanced return after cost) Index (the “Base Beta Index”) was first published on July 25, 2008, and is intended to reflect the performance of 12 commodities futures contracts: Aluminum, Copper, Corn, Crude Oil, Gold, Lead, Natural Gas, Nickel, Silver, Soybeans, Wheat and Zinc. These twelve commodities futures contracts are from four commodity sectors – Energy, Base Metals, Precious Metals and Agriculture. All commodities except Natural Gas are represented by the relevant DBLCI-OY individual commodity sub-index. Natural Gas is represented by the Natural Gas Sub-Index. The weights of the commodities in the Base Beta Index are systematically adjusted depending on the relative price of each commodity. Each commodity’s weight is a function of the ratio of its one-year and five-year moving average prices, and its target weight within the Base Beta Index.  Relatively expensive commodities are assigned lower weights; conversely, relatively cheap commodities are assigned higher weights, each in relation to the target weight of the relevant commodity within the Base Beta Index.  For determining the one-year moving average price and the five-year moving average price of each commodity in the Base Beta Index, the price of the futures contract that had been included in the relevant sub index for the relevant period is used. No one commodity can be assigned a weight of more than 35 percent of the Base Beta Index at the time of monthly rebalancing, and for each of the remaining commodities, the assigned weight cannot be more than 20 percent of the Base Beta Index at the time of monthly rebalancing.  Rebalancing is determined at the end of the 6th Index Business Day and implemented at the beginning of the 8th Index Business Day of each calendar month. The Base Beta Index includes a fee of 1.10% per annum.

The table below shows those sub-indices included in the Base Beta Index, as well as their respective current weights and base weights within the Base Beta Index, as of July 13, 2010.

Sub-Index	Trading Facility for Relevant Commodity	Bloomberg Ticker	Current Weight in Base Beta Index	Base Weight
DBLCI-OY MAL (Aluminum)	London Metal Exchange	DBLCOALE Index	6.46%	3.60%
DBLCI-OY MCU (Copper - Grade A)	London Metal Exchange	DBLCYECU Index	2.63%	3.60%
DBLCI-OY C (Corn)	Chicago Board of Trade	DBLCOCNE Index	8.20%	8.33%
DBLCI-OY CL (WTI Sweet Light Crude)	N.Y. Mercantile Exchange	DBLCOCLE Index	30.22%	35.00%
DBLCI-OY GC (Gold)	COMEX	DBLCOGCE Index	1.64%	13.60%
DBLCI-OY MPB (Standard Lead)	London Metal Exchange	DBLCYEPB Index	1.44%	3.60%
DBLCI-OY MNI (Primary Nickel)	London Metal Exchange	DBLCYENI Index	6.46%	3.60%
DBLCI-OY SI (Silver)	N.Y. Mercantile Exchange - COMEX	DBLCYESI Index	1.01%	3.40%
DBLCI-OY S (Soybeans)	Chicago Board of Trade	DBLCYESS Index	6.08%	8.33%
DBLCI-OY W (Wheat)	Chicago Board of Trade	DBLCOWTE Index	11.08%	8.34%
DBLCI-OY MZN (Zinc)	London Metal Exchange	DBLCYEZN Index	4.78%	3.60%
DBLCI Natural Gas (Natural Gas)	N.Y. Mercantile Exchange	DBLCNGEU Index	20.00%	5.00%

Rolling Methodology of The Deutsche Bank Liquid Commodity—Optimum Yield™ Sub-Indices

Eleven of the twelve sub-indices included in the Base Beta Index utilize the DBLCI-OY’s “Optimum Yield” methodology (such sub-indices, the “DBLCI-OY Sub-Indices”).  The DBLCI-OY employs a rules-based approach when it rolls from one futures contract to another. Rather than selecting the new commodity futures contract (an “Exchange Traded Instrument”) based on a pre-defined schedule, the DBLCI-OY rolls to a successor Exchange Traded Instrument from a list of tradable Exchange Traded Instruments set to expire within the next 13 months in a manner that seeks to generate the maximum implied roll yield. In this way, the DBLCI-OY seeks to maximize the potential roll benefits in backwardated markets and minimize loss in contango markets.

If the price of a futures contract is greater than the spot price, the market is in contango. If the price of a futures contract is below the spot price, the market is in backwardation.  In a contango market, as the time to expiry of a futures contract decreases, the price generally will tend toward the spot price. Assuming a flat spot price, this results in the price of the futures contract falling.  The opposite is true for a market in backwardation.  Thus, assuming a flat spot price, a contango market will tend to impact negatively the level of an index while a market in backwardation will tend to impact positively the level of an index.

The sponsor of each DBLCI-OY Sub-Index is Deutsche Bank AG, London Branch.

On the first day of each month that is a business day in New York, each DBLCI-OY Exchange Traded Instrument is tested for continued inclusion in the DBLCI-OY based on the month in which the contract delivery of the underlying DBLCI index constituent can start. If, on such date, the delivery month is the next month, a new contract is selected. For each DBLCI-OY Sub-Index, the new Exchange Traded Instrument selected will be the contract with the maximum implied roll yield based on the closing price for each Eligible Contract. An “Eligible Contract” is any contract having a delivery month: (i) no sooner than the month after the delivery month of the commodity futures contract currently in the DBLCI-OY, and (ii) no later than the 13th month after the applicable first New York business day. If two contracts have the same roll yield, the contract with the minimum number of months to the month of expiration is selected.

A closing level for each DBLCI-OY Sub-Index will be calculated by the Base Index Sponsor on an “excess return” basis. The closing level for a DBLCI-OY Sub-Index is based on the closing price of the underlying futures contracts for such DBLCI-OY Sub-Index on the relevant Index Business Day.  The closing level of each DBLCI-OY Sub-Index is quoted in U.S. dollars and is published by the Base Index Sponsor on each Index Business Day.

The DBLCI Natural Gas Index

The DBLCI Natural Gas Index (the "Natural Gas Sub-Index”) is intended to reflect the performance of the price of futures contracts on Natural Gas. The sponsor of the Natural Gas Sub-Index is Deutsche Bank AG, London Branch.

The Natural Gas Sub-Index is composed of Natural Gas futures contracts, rolling monthly into the fourth month contract.  The Closing Level of the Natural Gas Sub-Index is calculated on an "excess return" basis.

The Natural Gas Sub-Index provides for the replacement of an Exchange Traded Instrument in the third calendar month prior to the month in which the specified delivery date of such Exchange Instrument falls.  This replacement takes place over a period of time – from the second Index Business Day of the month to the sixth Index Business Day of the month – in order to lessen the impact on the market for such Exchange Traded Instruments.

Calculation of the Base Beta Index Level:

DBLCI MR Enhanced ERAC Index Calculation:

The DBLCI MR Enhanced ERAC Index is computed from the DBLCI MR Enhanced ER Index.

ILBerac(t) = ILBerac(a) x ILB(t) / ILB(a) x {1 - 1.10% x Year Fraction (t) }

Where

ILBerac(t) = DBLCI MR Enhanced ERAC Index closing level on Index Business Day t

ILBerac(a) = DBLCI MR Enhanced ERAC Index closing level for the Relevant Year End Date

ILB(t) = DBLCI MR Enhanced ER Index closing level on Index Business Day t

ILB(a) = DBLCI MR Enhanced ER Index closing level for the Relevant Year End Date

Year Fraction(t) = (i) Number of calendar days from and including the 1st of January of the Relevant Year to and including Index Business Day t divided by (ii) the number of calendar days in the Relevant Year

Relevant Year End Date = 31st December (or, if such day was not an Index Business Day, the immediately preceding Index Business Day) of the calendar year immediately preceding Index Business Day t

Relevant Year = Calendar year in which Index Business Day t falls

The DBLCI MR Enhanced excess return (ER) index level in USD is expressed as:

Where

ILB(t) = DBLCI MR Enhanced Excess Return Index closing level on Index Business Day t

ILa(t,i) = Commodity sub-index i closing level on Index Business Day t

Ua(t,i) = Commodity sub-index i holding on Index Business Day t

The weights for the individual commodity sub-indices are defined by the divergence ticks (see below). The Base Beta Index is re-weighted at the close of the 8th Index Business Day of each month. The weights for the individual commodity sub-indices are based on the divergence tick data at the close of the 6th Index Business Day of each month. Based on the individual commodity sub-index weights, the new holdings for each individual commodity sub-index are calculated, as follows:

For all other days the holding remains constant.

W(t,i): Capped weight of individual commodity sub-index i on day t (computation described below).

Mean reverting weight-strategy:

The mean reverting weight strategy is based on the commodity divergence ticks. The “divergence tick” is a measure of the ratio of the 5 year and 1 year commodity moving average prices. The divergence tick is expressed as:

where:

dk(t,i) = Divergence tick of commodity i on day t

MA1(t,i) = One-year moving average of commodity i on Index Business Day t

MA5(t,i) = Five-year moving average of commodity i on Index Business Day t

f = 0.05

The moving average calculations are based on the price of the contracts included in each individual commodity sub-index during the relevant (one year or five year) period. During roll periods, the price of the old contract being rolled out of the Base Beta Index is used. The one year average is based on price data from the 6th Index Business Day of the month to the first Index Business Day succeeding the date 12 months prior to the 6th Index Business Day of the month. The five year average is based on price data from the 6th Index Business Day of the month to the first Index Business Day succeeding the date 60 months prior to the 6th Index Business Day of the month.

At the end of the 6th Index Business Day of each month, the pre-capped commodity weight is expressed as:

where:

CW(i) = Target weight for commodity i

PW(t,i) = Pre-capped weight of individual commodity sub-index i on Index Business Day t

k = 0.3

Capped Weights (W) are determined by capping the pre-capped index weights to ensure diversification. The pre-capped weights are ordered by the highest to lowest weight. If two pre-capped target weights are identical, the commodity with the highest current weight is ordered first. If the highest ranked pre-capped target weight is above 35%, it is capped to 35%. All other weights are capped to 20%. The difference between the capped weights (W) and pre-capped weights is distributed pro-rata between the remaining commodities. In the event any commodities other than the highest ranked commodity have a weight above 20% after the redistribution, they are capped to 20%. The redistribution is repeated, with the weight of those commodities having a weight below 20% being increased on a pro-rata basis. This process is repeated iteratively until only the highest ranked commodity has a weight above 20% (in the event the highest ranked commodity had a weight below 20%, no commodities will have a weight above 20%). These weights are the final index weights (W).

The Deutsche Bank Commodity Harvest USD ERAC Index

The Deutsche Bank Commodity Harvest USD ERAC Index (the “Base Alpha Index”) is designed to represent a commodity neutral outperformance strategy and is intended to reflect the return of holding a long position in the Deutsche Bank Commodity Booster—S&P GSCI™ Light Energy Index (the “Booster Index”) and a short position in the S&P GSCI™ Light Energy Index (the “S&P Light Energy Index”). Publication of the Base Alpha Index began on December 17, 2007.

The Base Alpha Index is calculated on an “excess return” basis, and includes an embedded fee of 0.60% per annum. The sponsor of the Base Alpha Index is Deutsche Bank AG, London Branch.

Index Commodities

The Base Alpha Index reflects notional amounts invested as described above with respect to each of the Booster Index and the S&P Light Energy Index (each, an “Index Commodity”).

The Booster Index

The Booster Index is sponsored by Deutsche Bank AG, London Branch. The Booster Index represents a long commodity exposure and seeks to outperform the benchmark S&P Light Energy Index by selecting constituent commodity futures contracts from the Deutsche Bank Liquid Commodities Index Optimum Yield (“DBLCI-OY”) and assigning them the same weights as those commodity futures contracts have in the S&P Light Energy Index. For livestock and those commodities in the S&P Light Energy Index for which there is no corresponding DBLCI-OY constituent commodity, the S&P Light Energy Index weight for that commodity is assigned to the corresponding S&P GSCI™ single commodity index, thereby offsetting their exposure in the S&P Light Energy Index.

The Deutsche Bank Liquid Commodities Index Optimum Yield employs a rule-based approach when it “rolls” from one futures contract to another for each constituent commodity. Rather than select the new futures contract for a constituent commodity based on a predefined schedule (e.g., monthly), as does the S&P Light Energy Index, the DBLCI-OY rolls to that future (from the list of tradable futures which expire in the next thirteen months), which seeks to generate the maximum implied roll yield. The DBLCI-OY aims to maximize the potential roll benefits in backwardated markets and minimize the loss from rolling down the curve in contango markets.

If the price of a future is greater than the spot price, the market is in contango. If the price of a future is below the spot price, the market is in backwardation. In a contango market, as the time to expiry of a future decreases, the price generally will tend toward the spot price. Assuming a flat spot price, this results in the price of the future falling. The opposite is true for a market in backwardation. Thus, a contango market will tend to impact negatively the level of an index while a market in backwardation will tend to impact positively the level of an index.

For each index constituent, the selected DBLCI-OY future contract is rolled to a new contract when the existing contract is close to expiry. The Booster Index re-weights on an annual basis after the new S&P Light Energy Index weights have been announced.

The S&P GSCI™ Light Energy Index

The S&P GSCI Light Energy Index is comprised of the same commodity futures contracts as the S&P GSCI™ but with those weights for contracts in the energy sector having been divided by 4.

The S&P GSCI™ is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time. In order to accomplish these objectives, the S&P GSCI™ is calculated primarily on a world production-weighted basis and comprises the principal physical commodities that are the subject of active, liquid futures markets. There is no limit on the number of contracts that may be included in the S&P GSCI™; any contract that satisfies the eligibility criteria and the other conditions specified in this S&P GSCI™ Index Methodology as published by Standard & Poor’s will be included. This feature is intended to enhance the suitability of the S&P GSCI™ as a benchmark for commodity market performance and to reflect general levels of price movements and inflation in the world economy.

Because the weights of energy-related S&P GSCI™ commodities are reduced in the S&P GSCI Light Energy Index relative to the S&P GSCI™, the relative weights of the remaining S&P GSCI™ commodities are necessarily increased. As a result, although the S&P GSCI Light Energy Index contains all of the S&P GSCI™ commodities that are included in the S&P GSCI™, they are not world-production weighted in the same manner as the S&P GSCI™. The S&P GSCI Light Energy Index and the S&P GSCI™ are calculated and maintained by Standard & Poor’s.

As of July 12, 2010, the following commodity future contracts were included in the S&P GSCI™ and the S&P GSCI Light Energy Index.

Commodity (Contract)	Trading Facility	Ticker
Aluminum (High Gd. Prim)	London Metal Exchange	IA
Cattle (Feeder)	Chicago Mercantile Exchange	FC
Cattle (Live)	Chicago Mercantile Exchange	LC
Cocoa	ICE Futures U.S.	CC
Coffee “C”	ICE Futures U.S.	KC
Copper—Grade A	N.Y. Mercantile Exchange—COMEX	IC
Corn	Chicago Board of Trade	C
Cotton #2	ICE Futures U.S.	CT
Gold	N.Y. Mercantile Exchange—COMEX	GC
Lean Hogs	Chicago Mercantile Exchange	LH
Natural Gas	N.Y. Mercantile Exchange	NG
Oil (#2 Heating)	N.Y. Mercantile Exchange	HO
Oil (Brent Crude)	ICE Futures U.K.	BRT
Oil (Gasoil)	ICE Futures U.K.	GO
Oil (RBOB)	N.Y. Mercantile Exchange	RB
Oil (WTI Crude)	N.Y. Mercantile Exchange	WTI
Primary Nickel	London Metal Exchange	IN
Silver	N.Y. Mercantile Exchange—COMEX	SI
Soybeans	Chicago Board of Trade	S
Standard Lead	London Metal Exchange	IL
Sugar #11	ICE Futures U.S.	SB
Wheat (Chicago)	Chicago Board of Trade	W
Wheat (Kansas)	Kansas City Board of Trade	KW
Zinc (Special High Grade)	London Metal Exchange	IZ

Calculation of the Base Alpha Index

The Base Index Sponsor will calculate the closing level of the Base Alpha Index on an “excess return” basis (the “Closing Level”) on the basis of changes in the excess return levels for each of the S&P Light Energy Index and the Booster Index and apply such changes to a notional amount.

The Base Alpha Index has been calculated back to a Base Date (the “Base Date”) of August 4, 1997. On the Base Date of the Closing Level was 100.

“Alpha Index Business Day” means a day (other than a Saturday or Sunday):

(a)	on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City; and

(b)	which is a day on which the S&P Light Energy Index is calculated, as determined by the NYSE Euronext Holiday & Hours schedule.

“Index Valuation Time” means 11:00 pm (London time) on each Alpha Index Business Day or, if the publication time of any ER Calculation Value is amended, such other time as the Base Index Sponsor may determine and announce to be the Index Valuation Time for the Base Alpha Index.

Excess Return Calculation

The Closing Level on each Alpha Index Business Day is calculated by the Base Index Sponsor as the sum of (A) the Closing Level for the Base Alpha Index for the Alpha Index Business Day immediately preceding the relevant Alpha Index Business Day and (B) the sum of the values calculated for each Index Commodity for such Alpha Index Business Day as the product of (i) the ER Calculation Value for the relevant Index Commodity for the relevant Alpha Index Business Day less the ER Calculation Value for the relevant Index Commodity for the Alpha Index Business Day immediately preceding the relevant Alpha Index Business Day and (ii) the ER Calculation Value Amount for the relevant Index Commodity for the Alpha Index Business Day immediately preceding the relevant Alpha Index Business Day and rounding the result to six decimal places with 0.0000005 being rounded upwards.

“ER Calculation Value” means, subject to the occurrence of an Index Commodity Adjustment Event as described below, in respect of an Alpha Index Business Day and:

(i)
the Booster Index, the closing level of the Booster Index, calculated on an “excess return” basis, in respect of such Alpha Index Business Day (or, if such day is not a Valid Date for such Index Commodity, in respect of the Valid Date immediately preceding such Alpha Index Business Day) in respect of the Booster Index; and

(ii)
the S&P Light Energy Index, the S&P GSCI Light Energy Index (CPW4) Excess Return as published on Bloomberg Screen SPGSLEP <Index> Page or any successor thereto in respect of such Alpha Index Business Day (or, if such day is not a Valid Date for such Index Commodity, in respect of the Valid Date immediately preceding such Alpha Index Business Day) in respect of the S&P Light Energy Index.

As of the Base Date, the ER Calculation Value in respect of the Booster Index was 100 and the ER Calculation Value in respect of the S&P Light Energy Index was 432.5354000.

“ER Calculation Value Amount” means in respect of an Index Commodity:

(i)	in respect of the Base Date and:

(a)	the Booster Index, 1; and

(b)	the S&P Light Energy Index, -0.231194950;

(ii)
in respect of each Alpha Index Business Day falling after the Base Date (other than the first Alpha Index Business Day falling after a Rebalancing Date), the ER Calculation Value Amount in respect of the Alpha Index Business Day immediately preceding such Alpha Index Business Day; and

(iii)	in respect of the first Alpha Index Business Day falling after a Rebalancing Date, the ER Calculation Value Amount for such Rebalancing Date.

Rebalancing

The ER Calculation Value Amount in respect of each Index Commodity will be rebalanced on each Rebalancing Date in accordance with the provisions set forth below (such procedure a “Rebalancing”).

The ER Calculation Value Amount in respect of each Index Commodity in relation to a Rebalancing Date is equal to (A) the product of (i) the ER Closing Level for such Alpha Index Business Day and (ii) the Index Weight for such Index Commodity, divided by (B) the ER Calculation Value for such Index Commodity for such Alpha Index Business Day.

“Index Weight” means the weightings assigned to each Index Commodity on the Base Date being:

(a)	in respect of the Booster Index, 100%; and

(b)	in respect of the S&P Light Energy Index, -100% (minus 100%).

“Rebalancing Date” means the tenth Alpha Index Business Day (the “Scheduled Rebalancing Date”) in each calendar month; provided that if the Scheduled Rebalancing Date is not a Valid Date in respect of any Index Commodity, the Rebalancing Date, subject to the occurrence of an Index Commodity Adjustment Event, will be the next occurring Alpha Index Business Day which is a Valid Date in respect of all Index Commodities.

“Scheduled Publication Day” means, in respect of an Index Commodity, a day on which the ER Calculation Value in respect of such Index Commodity is (or but for the occurrence of an Index Commodity Disruption Event or Force Majeure Event would have been) published.

“Valid Date” means, in respect of an Index Commodity, a day which is a Scheduled Publication Day and a day in respect of which an Index Commodity Disruption Event has not occurred.

Corrections to ER Calculation Values

In calculating the Closing Levels for each Base Index, the Base Index Sponsor will have regard to subsequent corrections to any ER Calculation Values published by the relevant Index Commodity Index Sponsor in respect of the relevant Index Commodity prior to the Index Valuation Time on the Valid Date for the relevant Index Commodity immediately following the twelfth Index Business Day to which the relevant Closing Level relates but not thereafter.

If, in respect of an Index Business Day and an Index Commodity:

(i)	an Index Commodity Disruption Event has occurred in relation to the relevant Index Commodity (a “Disruption Affected Commodity”);

(ii)	pursuant to the provisions set forth below under the heading “Index Commodity Adjustment Event” the Base Index Sponsor has either:

(a)	calculated the relevant Closing Level for the Disruption Affected Commodity by reference to the ER Calculation Value of the Disruption Affected Commodity for the immediately preceding Valid Date; or

(b)	deferred publication of the information relating to the relevant Base Index; and

(iii)	the relevant Index Disruption Event has continued for no longer than nine successive Index Business Days,

then on the day on which such Index Commodity Disruption Event ceases to exist (or, if such day is not an Index Business Day, on the immediately succeeding Index Business Day) (such day, the “Index Disruption Event End Date”), the Base Index Sponsor may, in its sole and absolute discretion, calculate or recalculate, as the case may be, the ER Calculation Value in respect of the Disruption Affected Commodity and each Index Business Day in respect of which such Index Disruption Event occurred (each such day, a “Disruption Affected Day”) as if the ER Calculation Value for the Disruption Affected Commodity on each such Disruption Affected Day was the ER Calculation Value for the Disruption Affected Commodity in respect of the Index Disruption Event End Date.

Index Commodity Adjustment Event

If an Index Commodity Disruption Event occurs in relation to an Index Commodity on any Scheduled Publication Day, the Base Index Sponsor may, in its sole and absolute discretion, either:

(i)
calculate the relevant Closing Level by reference to the ER Calculation Value of the relevant Index Commodity on the immediately preceding Valid Date for a period of up to ten successive Scheduled Publication Days; or

(ii)	defer publication of the information relating to the relevant Base Index for a period of up to ten successive Scheduled Publication Days; or

(iii)	select a Successor Index Commodity in respect of such Index Commodity; or

(iv)
calculate the relevant Closing Level using, in lieu of a published ER Calculation Value for that Index Commodity, the level for that Index Commodity calculated on an “excess return” basis as at the Index Valuation Time on the relevant Index Business Day as determined by the Base Index Sponsor in accordance with the formula for and method of calculating that Index Commodity last in effect prior to the failure but only using those contracts or commodities that comprised that Index Commodity prior to that Index Commodity Adjustment Event; or

(v)	permanently cancel the relevant Base Index and the publication of Closing Levels relating to such Base Index.

In the case of (i) or (ii) above, if an Index Commodity Disruption Event in relation to the relevant Index Commodity continues for the period of ten successive Scheduled Publication Days as referred to therein, on the expiry of such period the provisions of (iii), (iv) or (v) above will apply, as selected by the Base Index Sponsor in its sole and absolute discretion.

If an Index Commodity Cancellation or Index Commodity Modification occurs in relation to an Index Commodity, the Base Index Sponsor will on the day on which such Index Commodity Modification or Index Commodity Cancellation occurs (or, if such day is not an Index Business Day, on the immediately succeeding Index Business Day), in its discretion, either:

(a)	select a Successor Index Commodity in respect of such Index Commodity; or

(b)
calculate the relevant Closing Level using, in lieu of a published ER Calculation Value for that Index Commodity, the level for that Index Commodity calculated on an “excess return” basis as at the Index Valuation Time on the relevant Index Business Day as determined by the Base Index Sponsor in accordance with the formula for and method of calculating that Index Commodity last in effect prior to the change or cancellation but only using those contracts or commodities that comprised that Index Commodity prior to that Index Commodity Adjustment Event; or

(c)	permanently cancel the relevant Base Index and the publication of Closing Levels relating to such Base Index.

“Index Commodity Adjustment Event” means, in respect of an Index Commodity, an Index Commodity Disruption Event, an Index Commodity Cancellation or an Index Commodity Modification.

“Index Commodity Cancellation” means, in respect of an Index Commodity, on or prior to an Index Business Day the relevant Index Commodity Index Sponsor permanently cancels the Index Commodity and no Successor Index Commodity exists.

“Index Commodity Disruption Event” means, in respect of an Index Commodity, on a Scheduled Publication Day the relevant Index Commodity Index Sponsor fails to calculate and announce an ER Calculation Value.

“Index Commodity Index Sponsor” means, in respect of an Index Commodity, the corporation or other entity that (a) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to such Index Commodity and (b) announces (directly or through an agent) the ER Calculation Value of the relevant Index Commodity.

“Index Commodity Modification” means, in respect of an Index Commodity, on or prior to an Index Business Day the relevant Index Commodity Index Sponsor makes or announces that it will make a material change in the formula for or the method of calculating a relevant Index Commodity or in any other way materially modifies that Index Commodity (other than a modification prescribed in that formula or method to maintain that Index Commodity in the event of changes in the constituent contracts or commodities and other routine events).

“Successor Index Commodity” means, in respect of an Index Commodity, if an Index Commodity is (A) not calculated and announced by the relevant Index Commodity Index Sponsor but is calculated and announced by a successor sponsor acceptable to the Base Index Sponsor, or (B) replaced by a successor index using, in the determination of the Base Index Sponsor, the same or a substantially similar formula for and method of calculation as used in the calculation of that Index Commodity then, in each case that index will be deemed to be the relevant Index Commodity.

Base Index Sponsor

All determinations made by the Base Index Sponsor will be made by it in good faith and in a commercially reasonable manner by reference to such factors as the Base Index Sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error.

Change in the Methodology of the Base Indices

The Base Index Sponsor will, subject as provided below, employ the methodologies described above and its application of such methodologies will be conclusive and binding. While the Base Index Sponsor currently employs the above described methodologies to calculate the Base Indices, no assurance can be given that fiscal, market, regulatory, judicial or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any Index Commodity) will not arise that would, in the view of the Base Index Sponsor, necessitate a modification of or change to such methodologies and in such circumstances the Base Index Sponsor may make any such modification or change as it determines appropriate.

Historical Information

The following graph shows the historical high, low and period end closing levels of the Index for each calendar quarter from January 3, 2005 through July 14, 2010. Because the Index was launched in June 2010, data for the periods prior to the Index launch date have been retrospectively calculated and have been calculated using the same methodologies used to calculate the Index on an actual basis. Because the Base Beta Index was launched in July 2008, and the Base Alpha Index was launched in December 2007, Base Index levels prior to these respective dates used to calculate the levels of the Index have been retrospectively calculated using the same methodologies used to calculate the Base Indices on an actual basis. The closing level of the Deutsche Bank Allocator Total Return Index on July 14, 2010 was 560.66748.

Because the Index was launched in June 2010, the Base Beta Index was launched in July 2008, and the Base Alpha Index was launched in December 2007, the Sponsor has retrospectively calculated the levels of the Base Indices and the Index based on actual historical commodity futures contract price data using the same methodology as described above. Although the Sponsor believes that these retrospective calculations represent accurately and fairly how the Base Indices and the Index would have performed before these respective dates, the Index and the Base Indices did not, in fact, exist before these respective dates. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Base Indices and the Index was possible at anytime prior to these respective dates. Past performance of the Base Indices and the Index is no guarantee of future results.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Early Redemption Valuation Date or the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Additional Terms of the Securities

Early Redemption

You will have the right to cause us to redeem your securities upon fourteen calendar days’ notice on September 6, 2011 and August 23, 2012 (each an “Early Redemption Date”). If any Early Redemption Date is not an Index business day, we shall redeem your securities on the first succeeding Index business day, subject to postponement in the event of a Market Disruption Event as described under “Description of Securities – Market Disruption Events for Commodity Based Index” in the accompanying product supplement.

The Early Redemption Amount will be calculated using the Final Level and the Adjustment Factor applicable on the Early Redemption Valuation Date.

The Early Redemption Valuation Date for an early redemption will be the third Index business day prior to September 6, 2011 or August 23, 2012, as applicable, subject to postponement in the event of a Market Disruption Event as described under “Description of Securities – Market Disruption Events for Commodity Based Index” in the accompanying product supplement.

Because the securities are represented by a global security, the Depository Trust Company (the “Depositary”) or the Depositary’s nominee will be the holder of the securities and therefore will be the only entity that can exercise the early redemption right. In order to ensure that the Depositary’s nominee will timely exercise the early redemption right, you must instruct your broker through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is received fourteen (14) calendar days prior to the applicable Early Redemption Date. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, you should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify us of the exercise of the early redemption right.

In addition, DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so. In the event DBSI offers to purchase securities in the secondary market, DBSI anticipates that its purchase price will be based on the Redemption Amount calculated as if the date of repurchase was the Final Valuation Date, less a fee equal to 0.50%-0.75% times the security Face Amount, subject to adjustments deemed appropriate by DBSI in its sole discretion to reflect, among other things, then current market conditions and liquidity, as well as commissions included in the Issue Price.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive an up-front commission or fee in connection with the sale of the securities equal to 1.00% or $100.00 per $10,000 Face Amount of securities. In addition, we expect to pay a portion of the Adjustment Factor as a commission on a quarterly basis to brokerage firms, which may include DBSI, and their affiliates, whose clients purchased securities in this offering and who continue to hold their securities. After the Trade Date but prior to the Settlement Date, we may accept additional orders for the securities and increase the aggregate Face Amount.

The agent for this offering, DBSI, is our affiliate. In accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the settlement date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.